Exhibit 99.1

FOR IMMEDIATE RELEASE: DECEMBER 16, 2004

LEGGETT UPDATES 4Q GUIDANCE, ISSUES 2005 GUIDANCE

Carthage, MO, December 16, 2004 —

•	4Q EPS expected to be at the low end of prior guidance.

•	U.S. innerspring shipments running 10% below 4Q 2003 levels.

•	2005 guidance: EPS of $1.50 - $1.70, on 6% - 10% sales growth.

Fortune 500 diversified manufacturer Leggett & Platt announced that fourth quarter earnings are expected to be at the low end of the company’s prior guidance (of 31 to 36 cents per share) issued two months ago.

The single largest factor affecting earnings is an unanticipated decline in sales of bedding related components and products. Domestic innerspring unit sales are down 10% through the first two months of the fourth quarter (versus the same period last year). This is consistent with the broad industry decline seen in ISPA’s survey (covering 61% of industry shipments) showing reduced mattress unit sales for October. An additional impact to Leggett’s earnings comes from reduced sales and production of steel wire – the raw material from which innersprings are produced.

Several lesser factors are also impacting earnings. These include a weaker dollar, and higher costs for transportation, wood, and oil-related raw materials (e.g. foam, resins, and fiber). The company has announced price increases, effective in January, aimed at recovering most of these higher costs.

These negative impacts should be partially offset by modestly improved sales expectations in some lines of business. The company now anticipates net trade sales of $1.26 – $1.28 billion for the quarter, with organic growth (versus 4Q 2003) of approximately 9% - 10%.

For 2005, the company anticipates sales growth between 6% and 10% for the full year. Organic growth is expected to contribute between 4% and 6%, with acquisitions adding the balance of the sales increase. The company foresees record full year earnings between $1.50 and $1.70 per share. The earnings growth arises primarily from increased sales and improved cost structure.

Management will discuss these events in a conference call at 8:00 a.m. Central (9am Eastern) on Friday, December 17. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (973) 582-2737; there is no password. Fourth quarter results will be released January 31, with a conference call on February 1.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 121-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (90-fold growth via 33 consecutive annual increases at 15% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including conservative pension plan assumptions, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.